UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NutriSystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our Stockholders:

You are cordially invited to attend our 2004 Annual Meeting of Stockholders on Thursday, May 6, 2004. This meeting will be held at 10:00 a.m., local time, at the offices of the Company located at 200 Welsh Road, Horsham, Pennsylvania 19044. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card instructions for voting and the 2003 Annual Report.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual Meeting of Stockholders accompanying this letter and on the enclosed proxy card.

I look forward to seeing you at the meeting.

Best regards,

/s/ Michael J. Hagan

Michael J. Hagan Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2004

To the Stockholders of NutriSystem, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of NutriSystem, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Thursday, May 6, 2004, at the offices of the Company located at 200 Welsh Road, Horsham, Pennsylvania 19044, for the following purposes:

1.	To elect seven directors of the Company to hold office until the Company’s 2005 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To approve an increase in the number of shares of common stock authorized for issuance under the Company’s 2000 Equity Incentive Plan for Directors and Outside Consultants (the “Directors Plan”) and the amendment and restatement of the Directors Plan;

3.	To approve an increase in the number of shares of common stock authorized for issuance under the Company’s 2000 Equity Incentive Plan for Employees (the “Employee Plan”) and the amendment and restatement of the Employee Plan; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

The Board of Directors has fixed the close of business on March 25, 2004, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

/s/ James D. Brown

James D. Brown Secretary

Horsham, Pennsylvania

April 12, 2004

Please Complete and Return Your Signed Proxy Card

Please complete and promptly return the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting, if you choose to do so. It will, however, help to assure that a quorum is present for the Annual Meeting.

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement, the foregoing notice and the form of proxy card enclosed herewith, which are first being mailed to stockholders on or about April 12, 2004, are furnished in connection with the solicitation by the Board of Directors of NutriSystem, Inc. (the “Board”), a Delaware corporation (the “Company”), for use at the Company’s 2004 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Thursday, May 6, 2004, and at any adjournment, postponement or continuation thereof, at the Company’s principal executive offices at 200 Welsh Road, Horsham, Pennsylvania 19044. Only stockholders of record at the close of business on March 25, 2004 (the “Record Date”), shall be entitled to notice of and to vote at the Annual Meeting.

General Information

The questions and answers set forth below provide general information regarding this Proxy Statement and the Annual Meeting.

When are our Annual Report to stockholders and this Proxy Statement first being sent to stockholders?

Our 2003 Annual Report to stockholders and this Proxy Statement are being sent to stockholders beginning on or about April 12, 2004.

What will stockholders be voting on?

1.	To elect seven directors of the Company to hold office until the Company’s 2005 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To approve an increase in the number of shares of common stock authorized for issuance under the Company’s 2000 Equity Incentive Plan for Directors and Outside Consultants (the “Directors Plan”) and the amendment and restatement of the Directors Plan;

3.	To approve an increase in the number of shares of common stock authorized for issuance under the Company’s 2000 Equity Incentive Plan for Employees (the “Employee Plan”) and the amendment and restatement of the Employee Plan; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

Common stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. Each share has one vote. There were 28,876,937 common shares outstanding on the Record Date.

How do I vote?

You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our stockholders are unable to attend the Annual Meeting in person, we send proxy cards to all of our stockholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Michael J. Hagan, the Company’s Chairman and Chief Executive Officer, and James D. Brown, the Company’s Chief Financial Officer, Treasurer and Secretary, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card, but do not indicate your vote on business matters, your proxy will vote “FOR” Proposals 1 through 3. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I vote using my proxy card?

Simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

How do I revoke my proxy?

You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

•	submitting written notice of revocation of your proxy to the Secretary of the Company prior to voting at the Annual Meeting;

•	submitting a later dated proxy card; or

•	attending and voting by ballot at the Annual Meeting.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

As of the Record Date, the Company had 28,876,937 common shares outstanding. A majority of the outstanding shares entitled to be cast at the Annual Meeting, present or represented by proxy, constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

How will my vote be counted?

With respect to Proposal 1, the election of directors, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote. Where brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), these shares will not be included in the votes cast, but will be counted in determining if there is a quorum at the Annual Meeting. With respect to Proposal 2 (increase in shares under the Directors Plan and amendment and restatement of the Directors Plan) and Proposal 3 (increase in shares under the Employee Plan and amendment and restatement of the Employee Plan), votes may be cast in favor of or against these proposals. An abstention on these proposals will have the effect of a vote against the proposals.

What percentage of our common shares do the directors and executive officers own?

Our directors and executive officers owned approximately 32% of our common shares as of the Record Date. (See the discussion under the heading “Share Ownership of our Directors, Executive Officers and 5% Beneficial Owners” for more details.)

What vote is required for the proposals?

With respect to Proposal 1, directors are elected by a plurality of the votes, which means that the nominees with the most votes are elected.

With respect to Proposals 2 and 3, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to approve this proposal. An abstention will have the effect of a negative vote. A broker non-vote will not be counted for purposes of determining whether Proposals 2 and 3 have been adopted.

Explain the voting agreement between HJM Holdings, LLC and NewSpring Ventures, L.P.

As of the Record Date, HJM Holdings, LLC and NewSpring Ventures, L.P., which are included in the table herein under the heading “Beneficial Ownership of Common Stock,” beneficially owned in the aggregate 15,313,500 shares, or approximately 53%, of the Company’s outstanding common stock.

HJM Holdings, LLC and NewSpring Ventures, L.P. entered into a Stockholders’ Agreement, dated December 20, 2002, with respect to the shares of common stock of the Company acquired by them on December 20, 2002. The Company is not a party to the Stockholders’ Agreement. Under the terms of the Stockholders’ Agreement, HJM Holdings and NewSpring Ventures have agreed to vote their shares for the election to the Board of two designees of HJM Holdings and two designees of NewSpring Ventures. Mr. Hagan and Mr. Musser are the designees of HJM Holdings and Mr. DiPiano and Mr. Berg are the designees of NewSpring Ventures. HJM Holdings and NewSpring Ventures have also agreed to vote their shares together on matters submitted to stockholders that meet the requirements and thresholds described in the Stockholders’ Agreement. The Stockholders’ Agreement has a two-year term and can be amended or terminated by HJM Holdings, LLC and NewSpring Ventures, L.P. at any time. Under the Stockholders’ Agreement, as amended, HJM Holdings and NewSpring Ventures have agreed to use their best efforts to cause the total number of directors to be no more than seven.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile by the Company’s regular officers and employees, none of whom will receive special compensation for such services. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are stockholder proposals and director nominations for our 2005 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2005 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by the Secretary of the Company at its offices at 200 Welsh Road, Horsham, Pennsylvania 19044, no later than December 7, 2004.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s by-laws provide that the number of members of the Board shall be as fixed by the Board from time to time. The number of members of the Board is currently fixed at seven. Directors hold office for a term of one year.

This first proposal before the stockholders at the Annual Meeting is election of seven directors to the Company’s Board. The Board recommends to the stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2005 and the election and qualification of his respective successor or until his earlier death, removal or resignation: Ian J. Berg, Michael A. DiPiano, Michael J. Hagan, Djordje (George) Jankovic, Warren V. Musser, Brian P. Tierney and Stephen T. Zarrilli.

All nominees are presently directors of the Company who have consented to be named, and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as director is set forth in the section of the Proxy Statement entitled “Our Board and Executive Officers.”

The seven nominees for director receiving the largest number of the votes cast at the Annual Meeting will be elected as directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote for nominees for election as directors. Votes withheld and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

OUR BOARD AND EXECUTIVE OFFICERS

Ian J. Berg, Age 62, Director

Mr. Berg has served on our Board since February 19, 2003. He is a managing director of the Eastern Technology Fund, a venture fund, which he established in March 2000. Prior to that, Mr. Berg was the founder, President, Chief Executive Officer and director of Copelco Financial Services Group from October 1972 to July 1999. Mr. Berg is a director of a number of private companies, and a number of non-profit organizations.

James D. Brown, Age 46, Chief Financial Officer, Treasurer and Secretary

Mr. Brown has served as our Chief Financial Officer since December 1999, our Treasurer since January 2000 and our Secretary since January 2003. Prior to joining the Company, Mr. Brown was Chief Financial Officer of ImageMax, Inc., a document management company located in Conshohocken, Pennsylvania from 1997 to 1999. Prior to ImageMax, he served as Chief Financial Officer of LMR Holdings, a holding company for textile component manufacturers in Brooklyn, New York.

Michael A. DiPiano, Age 45, Director

Mr. DiPiano has served on our Board since December 20, 2002. He is the managing partner of NewSpring Ventures, L.P., where he has been a partner since September 2002. Prior to that, Mr. DiPiano was Chairman and

Chief Executive Officer of Maxwell Systems from 1998 to 2002, where he is currently Chairman of the Board. From 1996 to 1998, Mr. DiPiano was affiliated with Safeguard Scientifics, Inc. and their related venture funds. Mr. DiPiano is a director of a number of private companies, including Ecount, Maxwell Systems, Message Link, HR Division, Ripple Technologies and Vytek Wireless. He is also a director of the University City Science Center.

Michael J. Hagan, Age 41, Chairman, Chief Executive Officer

Mr. Hagan has served as the Chairman of our Board and as our Chief Executive Officer since December 20, 2002. Prior to joining the Company, Mr. Hagan was the co-founder of Verticalnet, Inc., a business-to-business Internet and software company, and held a number of executive positions at Verticalnet, Inc. since its founding in 1995, including Chairman of the Board from February 2002 to the present, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. Prior to founding Verticalnet, Inc., Mr. Hagan was a vice president and senior manager at Merrill Lynch Asset Management from 1990 to 1995, and worked for Bristol Myers Squibb from 1988 to 1990. Mr. Hagan is the Chairman of the Board of Verticalnet, Inc., a trustee of American Financial Realty Trust and a trustee of Saint Joseph’s University. Mr. Hagan was a CPA in the Commonwealth of Pennsylvania (license lapsed).

George Jankovic, Age 36, Director, President, Chief Operating Officer

Mr. Jankovic has served on our Board since February 19, 2003. He was appointed our President and Chief Operating Officer on December 20, 2002. Prior to joining the Company, Mr. Jankovic was the founder, Chairman and Chief Executive Officer of beMany, Inc., a provider of residential telecom and energy services, from September 1999 to November 2002. Mr. Jankovic was Vice President of product development of Verticalnet, Inc. from September 1998 to September 1999. Mr. Jankovic was co-founder and Chief Executive Officer of RF Globalnet, Inc. from March 1996 until it was acquired by Verticalnet, Inc. in September 1998.

Warren V. (Pete) Musser, Age 77, Director

Mr. Musser has served on our Board since February 19, 2003. He is President of The Musser Group, a financial consulting company. Mr. Musser served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until 2001. Mr. Musser is a director of CompuCom Systems, Inc., Telkonet, Inc. and Internet Capital Group, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as Vice President/Development, Cradle of Liberty Council, Boy Scouts of America; co-Chairman of The Eastern Technology Council; and Chairman of EconomicsPA.

Brendon Perero, Age 27, Chief Information Officer

Mr. Perero has served as our Chief Information Officer since August 1999. Prior to joining the Company, Mr. Perero was Vice President and senior programmer/developer of INetU, a firm engaged in Internet hosting and consulting from 1997 to 1999. He was also a member of the Design Council for IBM Net Commerce and collaborated with IBM for third party development of e-commerce software.

Brian P. Tierney, Age 47, Director

Mr. Tierney has served on our Board since February 19, 2003. He is the founding partner of T2 Group, a public relations firm formed by Mr. Tierney in January 2004. In 1989, Mr. Tierney founded Tierney Communications, and from 1989 to 2004, he held a number of positions with the firm including founder/Chairman, President and Chief Executive Officer. Mr. Tierney serves on a variety of civic, educational and charitable boards of directors, including the Regional Performing Arts Center (The Kimmel Center), Thomas Jefferson University,

Greater Philadelphia Chamber of Commerce, World Affairs Council, the Boy Scouts of America and the University Museum of the University of Pennsylvania.

Stephen T. Zarrilli, Age 42, Director

Mr. Zarrilli has served on our Board since December 29, 2003. He has been the Chief Financial Officer of Fiberlink Communications Corp., a leading provider of remote access VPN solutions for large enterprises, since August 2001. Previously, Mr. Zarrilli was Chief Executive Officer of Concellera Software, Inc. from October 2000 to August 2001, Chief Executive Officer of U.S. Interactive, Inc. from 1999 to 2000 and Chief Financial Officer of U.S. Interactive, Inc. from 1995 to 1999.

Corporate Governance – Board and Committees

The Board is responsible for the supervision of the overall affairs of the Company. The Board met on six occasions in the fiscal year ended December 31, 2003. Each director attended at least 75% of all Board and applicable committee meetings during 2003. In the past, the Company has experienced very limited participation by stockholders in its annual meetings and outside directors were not expected to attend. Mr. Hagan, Mr. Jankovic and Mr. DiPiano attended the 2003 Annual Meeting. Directors will be expected to attend future annual meetings if the Company receives indications of stockholder participation.

The Board currently consists of seven members of which five are non-management directors. In the opinion of the Board, the five non-management directors meet the independence requirements of the American Stock Exchange and the NASDAQ Stock Market.

Stockholders and other interested parties who wish to communicate with the non-management directors of the Company should send their correspondence to: NutriSystem Non-Management Directors, c/o Compliance Officer, NutriSystem, Inc., 200 Welsh Road, Horsham, PA 19044, or nonmanagementdirectors@nutrisystem.com.

Audit Committee. The Board has an audit committee that currently consists of Mr. Zarrilli, who joined the Board on December 29, 2003, and Mr. Berg. The audit committee is responsible for establishing and reviewing the Company’s internal controls and operating procedures to ensure compliance by the Company with all applicable laws, regulations, generally accepted accounting standards and customary operating procedures and practices. A copy of the Audit Committee Charter is included attached as Appendix A. The audit committee met three times in 2003 and the Board as a whole met to perform the duties of the audit committee on February 25, 2003.

Although the Company’s common stock trades on the OTC Bulletin Board, the Company is required to disclose whether its audit committee members meet the independence standards of an exchange. In the opinion of the Board, Mr. Berg and Mr. Zarrilli meet the independence requirements of the American Stock Exchange and the NASDAQ Stock Market. The Board has determined that Mr. Zarrilli qualifies as an Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission.

The following is a summary of the audit and non-audit fees billed by KPMG LLP, the Company’s accountants, in 2003:

	2003	2002
Audit fees	$95,000	$63,000
Audit-related fees	—	—

	95,000	63,000
Tax fees	24,000	10,000
All other fees	—	—

	$119,000	$73,000

Audit fees are those fees for professional services rendered in connection with the audit of the Company’s Consolidated Financial Statements and the review of the Company’s quarterly Consolidated Financial Statements on Form 10-Q that are customary under auditing standards generally accepted in the United States, as well as for SEC registration statements. Tax fees are primarily for the preparation of federal and state tax returns.

Under the Sarbanes Oxley Act of 2002, the audit committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence from the Company. To implement these provisions of the Sarbanes Oxley Act of 2002, the Securities and Exchange Commission has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the audit committee has adopted, and the Board has ratified, the Audit and Non-Audit Pre-Approval Policy that sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

All of the audit-related fees, tax fees and all other fees listed above for 2003 were approved by the committee prior to the adoption of the Pre-Approval Policy on April 1, 2004.

Compensation Committee. The compensation committee has responsibility for administering and approving all elements of compensation for the senior management of the Company. It also approves, through direct action or delegation, the design of and participation in the Company’s equity incentive plans. The committee also advises and makes recommendations to the Board on non-management director compensation. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission.

The compensation committee currently consists of Mr. Tierney and Mr. DiPiano. The compensation committee met one time in 2003. In the opinion of the Board, Mr. Tierney and Mr. DiPiano meet the independence requirements of the American Stock Exchange and the NASDAQ Stock Market.

Nominating Committee. The nominating committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting. The committee recommends candidates based upon their business or professional experience, the diversity of their background and their array of talents and perspectives. The committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from Company management, including the Chairman and Chief Executive Officer. In addition, the committee considers candidates recommended by third parties. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing the Secretary of the Company, giving the recommended candidate’s name, biographical data and qualifications.

The nominating committee currently consists of Mr. DiPiano and Mr. Hagan. The nominating committee met one time in 2003.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern the activities of the Company, and establishes guidelines for conduct in the workplace. The Code of Conduct applies to directors as well as employees, including senior financial officers. Every director and employee is required to read the Code of Conduct. A copy of the Code of Conduct will be supplied free of charge by submitting a request to Company Secretary, NutriSystem, Inc., 200 Welsh Road, Horsham, PA 19044. The Company anticipates that a copy of the Code of Conduct will be available on the investor relations section of our website (http://www.nutrisystem.com/) prior to the Annual Meeting.

PROPOSAL 2 – APPROVAL OF INCREASE IN NUMBER OF SHARES AUTHORIZED UNDER, AND

AMENDMENT AND RESTATEMENT OF, THE COMPANY’S 2000 EQUITY INCENTIVE PLAN FOR

DIRECTORS AND OUTSIDE CONSULTANTS

On April 1, 2004, our Board adopted an amendment to the Directors Plan that would increase the total number of shares of common stock authorized for issuance under the Directors Plan from 1,000,000 shares to 1,500,000 shares, an increase of 500,000 shares.

Our Board also approved certain other amendments to the Directors Plan. These amendments include the following: (i) providing that grants under the Directors Plan may also include stock appreciation rights, stock awards, stock units, dividend equivalents and other equity-based awards, (ii) requiring that the committee administering the Directors Plan be comprised of at least two non-employee members of the Board, (iii) providing the committee with the flexibility to appoint a subcommittee to administer the Directors Plan, (iv) providing that committee members may receive grants under the Directors Plan, (v) requiring that the actual dissolution or liquidation of us, or the sale of all or substantially all of our assets or the consummation of a merger of us with another corporation, as opposed to the proposal of such transaction, will trigger the discretionary authority for the committee to take actions with respect to outstanding grants under the Directors Plan, (vi) permitting the payment of the exercise price for a stock option by using a certified check or attestation to ownership of previously acquired shares and providing the committee administering the Directors Plan with the authority to determine other permissible methods of exercising stock options, (vii) eliminating the express ability under the Directors Plan to exercise a stock option through a cashless exercise through the Company or through a broker or transfer agent, (viii) providing that grantees may defer the receipt of shares of common stock or cash otherwise issuable or payable to the grantee under the Directors Plan, (ix) providing that shares withheld from a grant to satisfy our withholding obligations under the Directors Plan will not exceed the grantee’s minimum applicable withholding tax rate, (x) conditioning grants under the Directors Plan on the grantee’s acknowledgment, either in writing or by acceptance of the grant, that all decisions and determinations of the committee administering the Directors Plan are final and binding on the grantee, the grantee’s beneficiaries and any other person having or claiming an interest under the grant and (xi) making certain clarifying changes to the Directors Plan.

Our Board approved the foregoing amendments as part of an amendment and restatement of the Directors Plan. Our Board has directed that the proposal to approve the amendment and restatement of the Directors Plan, which includes the increase in the number of shares authorized for issuance under the Directors Plan, be submitted to our stockholders for their approval.

Our Board believes that the availability of the additional 500,000 shares under the Directors Plan is in the best interests of the Company and our stockholders because the availability of an adequate equity compensation program is an important factor in attracting and retaining qualified directors and consultants. In addition, our Board believes that an equity compensation program aligns the long-term interests of grantees with those of our stockholders. Further, during 2003, we issued stock options to various persons who provided marketing services, including spokespersons. Our Board anticipates that a portion of the stock that would be made available as a result of this proposal might be used to support our ongoing marketing activities. The increase in the number of shares of common stock authorized for issuance under the Directors Plan also will permit us to continue the operation of the Directors Plan.

The material features of the Directors Plan, as amended and restated, are summarized below, which summary is qualified in its entirety by the actual text of the Directors Plan.

Material Features of the Directors Plan

General. The Directors Plan originally became effective on May 12, 2000. As initially adopted, the Directors Plan provided for the grant of only nonqualified stock options (“NQSOs”). In connection with the amendment and restatement of the Directors Plan, our Board amended the Directors Plan to provide that in addition to the ability to make grants of NQSOs, stock appreciation rights (“SARs”), stock awards, stock units (“Units”), dividend equivalents and other equity-based awards (“Equity Awards”) may also be granted under the Directors Plan.

The Directors Plan currently authorizes the issuance of up to 1,000,000 shares of common stock, subject to adjustment as described in the Directors Plan. Our stockholders are being asked to consider and approve an amendment to the Directors Plan that would, commencing on the date of the Annual Meeting, increase the number of shares of common stock available for grants under the Directors Plan by an additional 500,000 shares, so that the total number of shares of common stock that may be granted under the Directors Plan will be 1,500,000 shares. If any grant terminates, expires or is cancelled, forfeited, exchanged or surrendered for any reason without the issuance of shares of common stock, the shares covered by such grant will again become available for issuance under the Directors Plan. If certain extraordinary events affecting our common stock occur, the committee administering the Directors Plan may make adjustments to the total number of shares of common stock offered under the Directors Plan, the number of shares of common stock covered by outstanding grants and the purchase prices specified in outstanding grants.

Administration. The Directors Plan is administered by a committee appointed by our Board. The committee must consist of at least two of our non-employee directors. Prior to the amendment and restatement of the Directors Plan, the committee only had to consist of at least one non-employee director. Our compensation committee has been appointed by the Board as the committee with the authority to administer the Directors Plan. The compensation committee may delegate its authority under the Directors Plan to a subcommittee. Prior to the amendment and restatement of the Directors Plan, the Directors Plan did not permit the delegation of the compensation committee’s authority. The compensation committee currently consists of Mr. Tierney and Mr. DiPiano, each of whom is a non-employee director of the Company.

The compensation committee has the sole authority to determine the individuals who will receive grants, the type, size and terms of grants, the timing of grants and the period when grants are exercisable or when restrictions lapse, to amend the terms of previously issued grants, and to make all other determinations with respect to the administration of the Directors Plan. The Directors Plan, as amended and restated, conditions all grants on the grantee’s acknowledgment, in writing or by acceptance of the grant, that all decisions and determinations of the compensation committee are final and binding on the grantee, the grantee’s beneficiaries and any other person having or claiming an interest under the grant.

Eligibility. Our directors and those of our subsidiaries who are not our employees or employees of any of our affiliates may receive grants under the Directors Plan. Prior to this amendment of the Directors Plan, members of the committee administering the Directors Plan could not receive grants under the Directors Plan. The Directors Plan, as amended and restated, permits members of the compensation committee to receive grants under the Directors Plan, provided that such grants are approved by our entire Board. Consultants who perform services for us or any of our subsidiaries may also receive grants under the Directors Plan.

Types of Grant.

Stock Options

The compensation committee may grant NQSOs, which are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to anyone eligible to participate in the Directors Plan. Options become exercisable according to the terms and conditions determined by the compensation committee and set forth in the grant instrument. The compensation committee may accelerate the exercisability of any or all outstanding stock options at any time for any reason. Options granted under the Directors Plan have had a variety of exercise periods ranging from immediate to four years.

The exercise price underlying each NQSO will be determined by the compensation committee and may not be less than 100% of the fair market value of our common stock on the date of grant. The compensation committee also determines the term of each option, up to a maximum ten-year term.

Grantees may pay the exercise price of an option: (i) in cash or certified check, (ii) by delivering to us shares of common stock having a fair market value on the date of exercise equal to part or all of the exercise price of the option or by attestation to ownership of such shares, or (iii) by such other method approved by the compensation committee that is consistent with the Directors Plan and permitted by applicable law. Prior to the amendment and restatement of the Directors Plan, optionees could pay the exercise price of an option as follows: (i) in cash, (ii) by delivering to us shares of common stock having a fair market value on the date of exercise equal to part or all of the exercise price of the option, (iii) through a “net” exercise, pursuant to which the number of shares received by the optionee were reduced by a number of shares that, when valued at fair market value, were sufficient to pay the exercise price, or (iv) with the approval of the compensation committee, through an agreement with our transfer agent or a brokerage firm whereby the grantee exercises the option and sells the shares acquired through our transfer agent or the brokerage firm, and our transfer agent or the brokerage firm executing the sale remits to us the exercise price of the shares as to which the option was exercised.

The compensation committee has previously granted NQSOs under the Directors Plan.

Stock Appreciation Rights.

As part of the amendment and restatement of the Directors Plan, the Board provided that SARs may be granted under the Directors Plan. The compensation committee may grant SARs to anyone eligible to participate in the Directors Plan. SARs may be granted in connection with, or independently of, any stock option granted under the Directors Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount set forth in the grant agreement. Such payment to the grantee will be in cash, in common stock or a combination of cash and common stock, as determined by the compensation committee. The compensation committee will determine the period when SARs vest and become exercisable, the base amount for SARs and whether SARs will be granted in connection with, or independently of, any stock options. SARs may be exercised while the grantee is providing service to or employed by us or within a specified period of time after termination of such service or employment. No SARs have been granted under the Directors Plan.

Stock Awards

As part of the amendment and restatement of the Directors Plan, the Board provided that stock awards may be granted under the Directors Plan. The compensation committee may grant stock awards to anyone eligible to participate in the Directors Plan. The compensation committee may require that grantees pay consideration for the stock awards and may establish conditions under which restrictions on stock awards lapse over a period of time or according to such other criteria as the compensation committee determines appropriate. The compensation committee determines the number of shares of common stock subject to the grant of stock awards and the other terms and conditions of the grant. Unless the compensation committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the stock award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by the compensation committee. No stock awards have been granted under the Directors Plan.

Stock Units

As part of the amendment and restatement of the Directors Plan, the Board provided that Units may be granted under the Directors Plan. The compensation committee may grant Units to anyone eligible to participate in the Directors Plan. Each Unit provides the grantee with the right to receive an amount based on the value of the Unit, which is determined by the compensation committee, if conditions established by the compensation committee are met. Units are based on the fair market value of our common stock. The compensation committee determines the number of Units that will be granted, the requirements applicable to the Units, and any other terms and conditions of the Unit. If a Unit becomes distributable, it will be paid to the grantee in cash, common stock or a combination of cash and common stock, as determined by the compensation committee. No Units have been granted under the Directors Plan.

Dividend Equivalents

As part of the amendment and restatement of the Directors Plan, the Board provided that the compensation committee may grant dividend equivalents in connection with other grants awarded under the Directors Plan. The compensation committee may grant dividend equivalents to anyone eligible to participate in the Directors Plan. Dividend equivalents are payable in cash or common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the compensation committee. No dividend equivalents have been granted under the Directors Plan.

Other Equity-Based Awards.

As part of the amendment and restatement of the Directors Plan, the Board provided that the compensation committee may grant other types of equity-based awards that would not constitute stock options, SARs, stock awards, Units and dividend equivalents. The compensation committee may grant Equity Awards to anyone eligible to participate in the Directors Plan. These grants will be based on or measured by our common stock and are payable in cash, common stock or any combination of cash and common stock. The terms and conditions for these grants will be determined by the compensation committee. No Equity Awards have been granted under the Directors Plan.

Deferrals. As part of the amendment and restatement of the Directors Plan, the Board provided that the compensation committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with a grant under the Directors Plan. The compensation committee will establish the rules and procedures applicable to any such deferrals.

Dissolution, Liquidation, Merger or Sale of Assets. In the event we are dissolved or liquidated, all outstanding grants will terminate immediately prior to the consummation of such action, unless the compensation committee determines otherwise. Prior to amendment and restatement of the Directors Plan, outstanding NQSOs would terminate upon the proposed dissolution or liquidation.

In the event of a sale of all or substantially all of our assets, or the consummation of a merger of us with or into another corporation, the compensation committee may take any action as it deems desirable with respect to outstanding grants, including (i) providing that outstanding grants will be assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation, (ii) providing that outstanding NQSOs and SARs that are not exercisable as of the date of the transaction will become fully or partially exercisable prior to the transactions, (iii) providing that the restrictions and conditions on outstanding stock awards will lapse, (iv) providing that the holders of Units, dividend equivalents and Equity Awards will receive a payment in settlement of such grant in the amount and form determined by the compensation committee, (v) declaring that outstanding NQSOs and SARs will terminate to the extent not exercised prior to the transaction, or (vi) taking any other actions that the compensation committee deems appropriate consistent with the Directors Plan. Prior to the amendment and restatement of the Directors Plan, if a proposed sale of all or substantially all of our assets occurred or a merger of us with or into another corporation occurred, the compensation committee could take the foregoing actions with respect to outstanding NQSOs.

Amendment and Termination of the Directors Plan. The compensation committee or the Board may amend or terminate the Directors Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Directors Plan after May 11, 2010.

Grants Under the Directors Plan. As of April 4, 2004, approximately five consultants and five non-employee directors were eligible for grants under the Directors Plan. As of April 4, 2004, stock options to purchase an aggregate of 850,334 shares (net of cancellations) had been granted under the Directors Plan and 149,666 shares were available for future grants. No shares remain outstanding or have been granted with respect to SARs, stock awards, Units, dividend equivalents or Equity Awards. If the amendment to the Directors Plan to increase the total number of shares authorized to be issued under the Directors Plan is approved, the total number of shares of common stock that may be issued under the Directors Plan will be 1,500,000 shares, meaning that 649,666 shares will be available for future issuance under the Directors Plan.

No grants have been awarded under the Directors Plan with respect to shares of common stock that are subject to stockholder approval at the Annual Meeting. It is currently not possible to predict the number of shares of common stock that will be granted or who will receive any grants under the Directors Plan after the Annual Meeting.

The last sales price of our common stock on March 31, 2004, was $3.93 per share.

Federal Income Tax Consequences

The current federal income tax consequences of grants awarded under the Directors Plan are generally described below. This description of tax consequences is not a complete description and is based on the Code, as presently in effect, which is subject to change, and does not purport to be a complete description of the federal income tax aspects of grants awarded under the Directors Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Directors Plan.

The grant of a NQSO will create no tax consequences for the grantee or us. Upon exercising a NQSO, the grantee generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares of common stock received. We will be entitled to a deduction equal to the amount recognized as ordinary income by the grantee.

A grantee’s disposition of shares of common stock acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares of common stock. The grantee’s basis in a NQSO is equal to the aggregate of the exercise price paid and the amount the grantee recognized as ordinary income upon the exercise of the option. There will be no tax consequences to us in connection with a disposition of shares of common stock acquired under a NQSO.

With respect to grants of stock awards that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the fair market value of the shares received at the time that the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee. A grantee may elect to be taxed at the time of receipt of such restricted stock awards rather than upon the lapse of the restriction on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits the shares, the grantee would not be entitled to any tax deduction for the value of the shares of common stock on which the grantee previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days after the date of grant. A grantee’s disposition of shares of common stock after the restrictions lapse will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares of common stock.

The grant of a SAR, Unit or Equity Award will not result in income for the grantee or in a tax deduction to us. Upon exercise of a SAR or meeting of performance goals or other criteria for the Unit or Equity Award, the grantee will recognize ordinary income in an amount that equals the fair market value of any shares of common stock and/or cash received, and we will be entitled to a tax deduction in the same amount. A grantee’s disposition of shares of common stock received upon exercise of a SAR or meeting the performance goals or other criteria for a Unit or Equity Award will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares of common stock.

The grant of a dividend equivalent will not result in income to the grantee or in a tax deduction to us. The grantee will recognize ordinary income equal to any amounts paid on dividend equivalents at the time of such payment and we will be entitled to a corresponding deduction.

If we have a withholding obligation under the Directors Plan, the Directors Plan provides that we have the right to require the grantee of any stock option, SAR, stock award, Unit, dividend equivalent or Equity Award to pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy this obligation. The compensation committee may permit a grantee to satisfy our withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. Prior to the amendment and restatement of the Directors Plan, there was no limit on the number of shares withheld from a grant to satisfy this obligation. The Directors Plan also provides that a grantee may satisfy our withholding obligation by transferring to us previously acquired shares of our common stock.

Vote Required for Approval

The proposal to approve the increase in the number of shares of common stock authorized for issuance under the Directors Plan by an additional 500,000 shares and the amendment and restatement of the Directors Plan requires for its approval the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting. An abstention will have the effect of a negative vote. Any broker non-votes will not have any effect on the proposal.

The Board unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3 – APPROVAL OF INCREASE IN NUMBER OF SHARES AUTHORIZED UNDER, AND AMENDMENT AND RESTATEMENT OF, THE COMPANY’S 2000 EQUITY INCENTIVE PLAN FOR EMPLOYEES

On April 1, 2004, our Board adopted an amendment to the Employee Plan that would increase the total number of shares of common stock authorized for issuance under the Employee Plan from 4,100,000 shares to 5,100,000 shares, an increase of 1,000,000 shares.

Our Board also approved certain other amendments to the Employee Plan. These amendments include the following: (i) providing that grants under the Employee Plan may also include SARs, stock awards, Units, dividend equivalents and Equity Awards, (ii) renaming the “nutrisystem.com Inc. 2000 Equity Incentive Plan” as the “NutriSystem, Inc. 2000 Equity Incentive Plan for Employees,” (iii) eliminating the automatic increase on the number of shares of common stock that may issued under the Employee Plan as stock options to reflect changes in our outstanding shares of common stock, (iv) providing the committee with the flexibility to appoint a subcommittee to administer the Employee Plan, (v) providing that the maximum number of shares of common stock that may issued to any employee under the Employee Plan during any calendar year will not exceed 1,500,000 shares, (vi) providing that stock awards, Units, dividend equivalents and Equity Awards may be conditioned on the attainment of certain performance goals in order for such grants to meet the requirements of section 162(m) of the Code, (vii) requiring that the actual dissolution or liquidation of us, or the sale of all or substantially all of our assets or the consummation of a merger of us with another corporation, as opposed to the proposal of such transaction, will trigger the discretionary authority for the committee to take actions with respect to outstanding grants under the Employee Plan, (viii) permitting the payment of the exercise price for a stock option by using a certified check or attestation to ownership of previously acquired shares and providing the committee administering the Employee Plan with the authority to determine other permissible methods of exercising stock options, (ix) eliminating the express ability under the Employee Plan to exercise a stock option through a cashless exercise through the Company or through a broker or transfer agent, (x) providing that grantees may defer the receipt of shares of common stock or cash otherwise issuable or payable to the grantee under the Employee Plan, (xi) providing that shares withheld from a grant to satisfy our withholding obligations under the Employee Plan will not exceed the grantee’s minimum applicable withholding tax rate, (xii) conditioning grants under the Employee Plan on the grantee’s acknowledgment, either in writing or by acceptance of the grant, that all decisions and determinations of the committee administering the Employee Plan are final and binding on the grantee, the grantee’s beneficiaries and any other person having or claiming an interest under the grant, and (xii) making certain clarifying changes to the Employee Plan.

Our Board approved the foregoing amendments as part of an amendment and restatement of the Employee Plan. Our Board has directed that the proposal to approve the amendment and restatement of the Employee Plan, which includes the increase in the number of shares authorized for issuance under the Employee Plan, be submitted to our stockholders for their approval.

Our Board believes that the availability of the additional 1,000,000 shares under the Employee Plan is in the best interests of the Company and our stockholders because the availability of an adequate equity compensation program is an important factor in attracting and retaining qualified employees. In addition, the Board believes that an equity compensation program aligns the long-term interests of grantees with those of our stockholders. The increase in the number of shares of common stock authorized for issuance under the Employee Plan will permit us to continue the operation of the Employee Plan. Stockholder approval of the increase in the number of shares of common stock under the Employee Plan is necessary to ensure that flexibility is maintained so that the additional shares of common stock may be granted as incentive stock options, as defined in Section 422 of the Code.

We are also seeking to have the stockholders approve the amendment and restatement of the Employee Plan. The purpose of such approval is to ensure that future grants of stock options, SARs, stock grants, Units, dividend equivalents and Equity Awards under the Employee Plan that are intended to qualify for the performance-based exception to the deduction limitation of Section 162(m) of the Code will qualify for such exception.

The material features of the Employee Plan, as amended and restated, are summarized below, which summary is qualified in its entirety by the actual text of the Employee Plan.

Material Features of the Employee Plan

General. The Employee Plan, previously known as the nutrisystem.com Inc. 2000 Equity Incentive Plan, originally became effective on May 12, 2000. As initially adopted, the Employee Plan provided for the grant of NQSOs, incentive stock options (“ISOs”), stock bonuses and SARs. In connection with the amendment and restatement of the Employee Plan, the Board amended the Employee Plan to provide that in addition to the ability to make grants of NQSOs, ISOs, and SARs under the Employee Plan, Units, dividend equivalents and Equity Awards may also be granted under the Employee Plan. Further, the Board amended the Employee Plan to provide additional flexibility in the type of stock grants that may be granted under the Employee Plan by providing that stock awards, instead of stock bonuses, may also be granted under the Employee Plan.

Prior to the amendment and restatement of the Employee Plan, the Employee Plan authorized the issuance of up to 4,100,000 shares of common stock, subject to increase at the end of each of our fiscal quarters so that the total number of shares that could be issued pursuant to outstanding stock options under the Employee Plan and stock options eligible for grant under the Employee Plan would at all times be equal to 14% of the then-outstanding shares of our common stock. Our stockholders are being asked to consider and approve an amendment to the Employee Plan that would, commencing on the date of the Annual Meeting, eliminate the automatic increase in the number of shares authorized for issuance as stock options and increase the number of shares of common stock available for grants under the Employee Plan by an additional 1,000,000 shares, so that the total number of shares of common stock that may be granted under the Employee Plan will be 5,100,000 shares. As part of the amendment and restatement of the Employee Plan, the Board provided that the maximum number of shares of common stock that may be subject to grants to any individual in any calendar year is 1,500,000 shares of common stock. Prior to the amendment and restatement of the Employee Plan, the Employee Plan did not contain a per person limit.

If any grant terminates, expires or is cancelled, forfeited, exchanged or surrendered for any reason without the issuance of shares of common stock, the shares covered by such grant will again become available for issuance under the Employee Plan. If certain extraordinary events affecting our common stock occur, the committee administering the Employee Plan may make adjustments to the total number of shares of common stock offered under the Employee Plan, the maximum number of shares of common stock that may be awarded under the

Employee Plan to an individual, the number shares of common stock covered by outstanding grants and the purchase prices specified in outstanding grants.

Administration. The Employee Plan is administered by a committee appointed by our Board. The committee must consist of at least two of our non-employee directors, who are also outside directors. Our compensation committee has been appointed by the Board as the committee with the authority to administer the Employee Plan. The compensation committee may delegate its authority under the Employee Plan to a subcommittee. Prior to the amendment and restatement of the Employee Plan, the Employee Plan did not permit the delegation of the compensation committee’s authority. The compensation committee currently consists of Mr. Tierney and Mr. DiPiano, each of whom is a non-employee and outside director of the Company.

The compensation committee has the sole authority to determine the individuals who will receive grants, the type, size and terms of grants, the timing of grants and the period when grants are exercisable or when restrictions lapse, to amend the terms of previously issued grants, and to make all other determinations with respect to the administration of the Employee Plan. The Employee Plan, as amended and restated, conditions all grants on the grantee’s acknowledgment, in writing or by acceptance of the grant, that all decisions and determinations of the compensation committee are final and binding on the grantee, the grantee’s beneficiaries and any other person having or claiming an interest under the grant.

Eligibility for Participation. All of our officers and other key employees and those of our subsidiaries are eligible for grants under the Plan.

Types of Grants.

Stock Options

The compensation committee may grant stock options intended to qualify as ISOs, within the meaning of Section 422 of the Code, or NQSOs that are not intended to qualify to anyone eligible to participate in the Employee Plan. Options become exercisable according to the terms and conditions determined by the compensation committee and set forth in the grant instrument. The compensation committee may accelerate the exercisability of any or all outstanding stock options at any time for any reason. Options generally become exercisable over a three-year period.

The exercise price per share subject to a stock option will be determined by the compensation committee and generally will not be less than the fair market value of our shares of common stock on the date of grant. The compensation committee may grant NQSOs with an exercise price less than the fair market value of a share of common stock on the date the option is granted, provided that the exercise price per share is not less than 85% of the fair market value of our common stock on the date of grant. The compensation committee also determines the term of each option, up to a maximum ten-year term. If the grantee of an ISO is a person who holds more than ten percent of the total combined voting power of all classes of our outstanding shares, the term may not exceed five years from the date of grant and the exercise price cannot be less than 110% of the fair market value of the shares of common stock on the date of grant.

Grantees may pay the exercise price of an option: (i) in cash or certified check, (ii) by delivering to us shares of common stock having a fair market value on the date of exercise equal to part or all of the exercise price of the option or by attestation to ownership of such shares, or (iii) by such other method approved by the compensation committee that is consistent with the Employee Plan and permitted by applicable law. Prior to the amendment and restatement of the Employee Plan, optionees could pay the exercise price of an option as follows: (i) in cash, (ii) by delivering to us shares of common stock having a fair market value on the date of exercise equal to part or all of the exercise price of the option, (iii) through a “net” exercise, pursuant to which the number of shares received by the optionee were reduced by a number of shares that, when valued at fair market value, were sufficient to pay the exercise price, or (iv) with the approval of the compensation committee, through an agreement with our transfer agent or a brokerage firm whereby the grantee exercises the option and sells the shares acquired through our transfer agent or the brokerage firm, and our transfer agent or the brokerage firm executing the sale remits to us the exercise price of the shares as to which the option was exercised.

The compensation committee has previously granted NQSOs and ISOs under the Employee Plan.

Stock Appreciation Rights

The compensation committee may grant SARs to anyone eligible to participate in the Employee Plan. SARs may be granted in connection with, or independently of, any stock option granted under the Employee Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount set forth in the grant agreement. Such payment to the grantee will be in cash, in common stock or a combination of cash and common stock, as determined by the compensation committee. The compensation committee will determine the period when SARs vest and become exercisable, the base amount for SARs and whether SARs will be granted in connection with, or independently of, any stock options. SARs may be exercised while the grantee is employed by or providing service to us or within a specified period of time after termination of such service or employment. Prior to the amendment and restatement, a change in status resulted in the termination of the unexercisable portion of the SAR and the commencement of the post-termination exercise period for the exercisable portion of the SAR. No SARs have been granted under the Employee Plan.

Stock Award

The compensation committee may grant stock awards to anyone eligible to participate in the Employee Plan. Prior to the amendment and restatement of the Employee Plan, the Employee Plan provided that the compensation committee may grant stock bonuses, which were grants of shares of common stock that were subject to such restrictions as the compensation committee determined. Stock awards are intended to replace stock bonuses under the Employee Plan and provided the compensation committee with additional flexibility in granting our common stock under the Employee Plan.

The compensation committee may require that grantees pay consideration for the stock awards and may establish conditions under which restrictions on stock awards lapse over a period of time or according to such other criteria as the compensation committee determines appropriate. The compensation committee determines the number of shares common stock subject to the grant of stock awards and the other terms and conditions of the grant. Unless the compensation committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the stock award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by the compensation committee. No stock awards have been granted under the Employee Plan.

Stock Units

As part of the amendment and restatement of the Employee Plan, the Board provided that Units may be granted under the Employee Plan. The compensation committee may grant Units to anyone eligible to participate in the Employee Plan. Each Unit provides the grantee with the right to receive an amount based on the value of the Unit, which is determined by the compensation committee, if conditions established by the compensation committee are met. Units are based on the fair market value of our common stock. The compensation committee determines the number of Units that will be granted, the requirements applicable to the Units, and any other terms and conditions of the Unit. If a Unit becomes distributable, it will be paid to the grantee in cash, common stock or a combination of cash and common stock, as determined by the compensation committee. No Units have been granted under the Employee Plan.

Dividend Equivalents

As part of the amendment and restatement of the Employee Plan, the Board provided that the compensation committee may grant dividend equivalents in connection with other grants awarded under the Employee Plan. The compensation committee may grant dividend equivalents to anyone eligible to participate in the Employee Plan. Dividend equivalents are payable in cash or common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the compensation committee. No dividend equivalents have been granted under the Employee Plan.

Other Equity-Based Awards.

As part of the amendment and restatement of the Employee Plan, the Board provided that the compensation committee may grant other types of equity-based awards that would not constitute stock options, SARs, stock awards, Units and dividend equivalents. The compensation committee may grant Equity Awards to anyone eligible to participate in the Employee Plan. These grants will be based on or measured by our common stock and are payable in cash, common stock or any combination of cash and common stock. The terms and conditions for these grants will be determined by the compensation committee. No Equity Awards have been granted under the Employee Plan.

Qualified-Performance Compensation. The amended and restated Employee Plan permits the compensation committee to impose and specify objective performance goals that must be met with respect to grants of stock awards, Units, dividend equivalents and Equity Awards to employees. The compensation committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the compensation committee. Prior to, or soon after the beginning of, the performance period, the compensation committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions. If stock awards, Units, dividend equivalents and Equity Awards are measured with respect to the fair market value of our shares of common stock, not more than 1,500,000 shares may be granted to any employee for a performance period. If Units and Equity Awards are measured with respect to other criteria, the maximum amount that may be paid to an employee with respect to a performance period is $1,500,000.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures applicable to the employee’s business unit or the Company and our subsidiaries as a whole, or a combination of the two: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

Deferrals. As part of the amendment and restatement of the Employee Plan, the Board provided that the compensation committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with a grant under the Employee Plan. The compensation committee will establish the rules and procedures applicable to any such deferrals.

Dissolution, Liquidation, Merger or Sale of Assets. In the event we are dissolved or liquidated, all outstanding grants will terminate immediately prior to the consummation of such action, unless the compensation committee determines otherwise. Prior to amendment and restatement of the Employee Plan, outstanding stock options would terminate upon the proposed dissolution or liquidation.

In the event of the sale of all or substantially all of our assets, or the consummation of a merger of us with or into another corporation, the compensation committee may take any action as it deems desirable with respect to outstanding grants, including (i) providing that outstanding grants will be assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation, (ii) providing that outstanding stock options and SARs that are not exercisable as of the date of the transaction will become fully or partially exercisable prior to the transaction, (iii) providing that the restrictions and conditions on outstanding stock awards will lapse, (iv) providing that the holders of Units, dividend equivalents and Equity Awards will receive a payment in settlement of such grant in the amount and form determined by the compensation committee, (v) declaring that outstanding stock options and SARs will terminate to the extent not exercised prior to the transaction, or (vi) taking any other actions that the compensation committee deems appropriate consistent with the Employee Plan. Prior to the amendment and restatement of the Employee Plan, if a proposed sale of all or substantially all of our assets occurred or a merger of us with or into another corporation occurred, the compensation committee could take the foregoing actions with respect to outstanding stock options, SARs and stock bonuses.

Amendment and Termination of the Employee Plan. The compensation committee or the Board may amend or terminate the Employee Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Employee Plan after May 11, 2010.

Grants Under the Employee Plan. As of April 4, 2004, approximately 107 employees were eligible for grants under the Employee Plan. As of April 4, 2004, stock options to purchase an aggregate of 3,820,167 shares (net of cancellations) had been granted under the Employee Plan and 279,833 shares were available for future grants. No shares remain outstanding or have been granted with respect to SARs, stock awards, Units, dividend equivalents or Equity Awards. If the amendment to the Employee Plan to increase the total number of shares authorized to be issued under the Employee Plan is approved, the total number of shares of common stock that may be issued under the Employee Plan will be 5,100,000 shares, meaning that 1,279,833 shares will be available for future issuance under the Employee Plan.

No grants have been awarded under the Employee Plan with respect to shares of common stock that are subject to stockholder approval at the Annual Meeting. It is currently not possible to predict the number of shares of common stock that will be granted or who will receive any grants under the Employee Plan after the Annual Meeting.

The last sales price of our common stock on March 31, 2004, was $3.93 per share.

Federal Income Tax Consequences

The current federal income tax consequences of grants awarded under the Employee Plan are generally described below. This description of tax consequences is not a complete description and is based on the Code as presently in effect, which is subject to change, and does not purport to be a complete description of the federal income tax aspects of grants awarded under the Employee Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Employee Plan.

The grant of an ISO or a NQSO will create no tax consequences for the grantee or us. A grantee will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction at that time. Upon exercising a NQSO, the grantee generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares of common stock received. We will be entitled to a deduction equal to the amount recognized as ordinary income by the grantee.

A grantee’s disposition of shares of common stock acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares of common stock. The grantee’s basis in a NQSO is equal to the aggregate of the exercise price paid and the amount the grantee recognized as ordinary income upon the exercise of the option. The grantee’s basis in shares of common stock acquired by exercise of an ISO and held for the applicable holding period (a period of at least one year from the date the ISO was exercised and two years from the ISO date of grant) is the exercise price of the ISO. Generally, there will be no tax consequences to us in connection with a disposition of shares of common stock acquired under a stock option, except that we will be entitled to a deduction (and the grantee will recognize ordinary income) if shares of common stock acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

With respect to grants of stock awards that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the fair market value of the shares received at the time that the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee. A grantee may elect to be taxed at the time of receipt of such restricted stock awards rather than upon the lapse of the restriction on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits the shares, the grantee would not be entitled to any tax deduction for the value of the shares of common stock on which the grantee previously paid tax. Such election must be made and filed with the Internal

Revenue Service within 30 days after the date of grant. A grantee’s disposition of shares of common stock after the restrictions lapse will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares of common stock.

The grant of a SAR, Unit or Equity Award will not result in income for the grantee or in a tax deduction to us. Upon exercise of a SAR or meeting of performance goals or other criteria for the Unit or Equity Award, the grantee will recognize ordinary income in an amount that equals the fair market value of any shares of common stock and/or cash received, and we will be entitled to a tax deduction in the same amount. A grantee’s disposition of shares of common stock received upon exercise of a SAR or meeting the performance goals or other criteria for a Unit or Equity Award will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares of common stock.

The grant of a dividend equivalent will not result in income to the grantee or in a tax deduction to us. The grantee will recognize ordinary income equal to any amounts paid on dividend equivalents at the time of such payment and we will be entitled to a corresponding deduction.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its Chief Executive Officer or any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted at the fair market value of our common stock on the date of grant will qualify as performance-based compensation. Stock awards, Units, dividend equivalents and Equity Awards granted under the Employee Plan will only qualify as “performance-based compensation” when the compensation committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

The Employee Plan provides that we have the right to require the grantee of any stock option, SAR, stock award, Unit, dividend equivalent or Equity Award to pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy this obligation. The compensation committee may permit a grantee to satisfy our withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. Prior to the amendment and restatement of the Employee Plan, there was no limit on the number of shares withheld from a grant to satisfy this obligation. The Employee Plan also provides that a grantee may satisfy our withholding obligation by transferring to us previously acquired shares of our common stock.

Vote Required for Approval

The proposal to approve the increase in the number of shares of common stock authorized for issuance under the Employee Plan by an additional 1,000,000 shares and the amendment and restatement of the Employee Plan requires for its approval the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting. An abstention will have the effect of a negative vote. Any broker non-votes will not have any effect on the proposal.

The Board unanimously recommends a vote FOR Proposal 3.

Equity Compensation Plan Information

Our stockholders have approved all of our equity compensation plans. The following table provides information as of December 31, 2003, with respect to compensation plans under which equity compensation is authorized, as well as individual compensatory arrangements.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	4,837,167	$1.12	1,110,167
Equity compensation plans not approved by security holders (2)	91,000	—	—
Total	4,928,167	$1.12	1,110,167

(1)	Consists of: (i) the NutriSystem, Inc. 2000 Equity Incentive Plan for Outside Directors and Consultants, (ii) the NutriSystem, Inc. 2000 Equity Incentive Plan for Employees and (iii) the NutriSystem, Inc. 1999 Equity Incentive Plan (the “1999 Plan”).

(2)	Consists of: (i) 12,500 grants issued certain of our non-employee directors, S. Zarrilli, I. Berg, W. Musser and B. Tierney in December 2003 and (ii) 41,000 grants issued to outside consultants pursuant to consultant agreements. These grants were not issued pursuant to a plan, but through individual compensation arrangements.

REPORT OF THE COMPENSATION COMMITTEE

In the section below, we describe the executive compensation policies and practices employed by the Company in 2003. We also identify the procedures used to determine the compensation of the Company’s Chief Executive Officer and the executive management team in 2003. The compensation committee may alter certain of the positions reflected in this report going forward.

Compensation Philosophy

In developing the Company’s executive compensation policies, the Company relied on two principal objectives: (1) attracting and retaining talented officers and (2) motivating officers to achieve corporate goals that enhance stockholder value.

In 2003, the paramount corporate goal was to position the Company for growth in revenues and profitability in 2004 and beyond. Identifying, attracting and retaining a few key executives was an important element of achieving the Company’s goals for 2003. We believe the stock options issued to the executive management team in 2003 supported these objectives.

Types of Compensation

Cash Compensation. The Board authorized guidelines for base compensation for executive management after reviewing compensation information for firms of similar size and growth prospects in the Philadelphia region. The Company’s goal is to provide a reasonably competitive level of base compensation.

Stock Options. It was the view of the Board that stock options are an effective means to attract talented executives and motivate executive management and other employees to identify with stockholder interests and maximize stockholder value. All stock options have a per share exercise price equal to the fair market value of our common stock on the grant date. To date, options granted to employees vest in three equal annual installments.

Approximately 80% of the stock options issued in 2003 were granted to managers that were new to the Company, including the Chief Executive and Chief Operating Officers. The Board used the remainder of the stock options issued to aid in retaining key members of the existing management team. The number of options granted to each officer and the vesting schedule are determined based on a variety of factors, including (1) the importance of the executive’s position to the success of the Company, (2) his or her individual performance with the Company or value in the employment market and (3) the number of options the executive already holds, if applicable. The Board anticipates stock options will continue to play a vital role in attracting and retaining critical executives.

Compensation of the Chief Executive Officer. During 2003, Michael Hagan, the Company’s Chief Executive Officer received a salary of $170,045. The Board provided a stock option grant of 524,000 shares in early 2003, but did not award Mr. Hagan a cash bonus in 2003. The Board believed his interests are aligned with stockholders by virtue of his direct stock ownership and the stock option grant. Mr. Hagan does not have an employment agreement.

Tax Deductibility of Executive Compensation. In connection with its decisions regarding the above-discussed awards and payments, the compensation committee considered the deductibility of compensation under Section 162(m) of the Code. Section 162(m) limits the deduction that may be claimed by a “public company” for compensation up to $1 million paid to certain individuals, except to the extent that any excess compensation is “performance-based” compensation.

This report is submitted by the compensation committee on February 12, 2004.

Michael DiPiano Brian Tierney

REPORT OF THE AUDIT COMMITTEE

In the section below, we describe our financial and accounting management policies and practices.

The current audit committee of the Board is composed of independent directors, as defined by NASDAQ and American Stock Exchange rules, and operates under a written charter adopted by the Board. A copy of the Audit Committee Charter is included attached as Appendix A. At the start of 2003, Donald R. Caldwell was the sole member of the audit committee. In February 2003, Mr. Caldwell resigned from the Board and Ian Berg was appointed to the audit committee and served as its Chairman. In December 2003, Stephen Zarrilli was appointed to, and named Chairman of, the audit committee.

The responsibilities of the audit committee include recommending to the Board an accounting firm to be engaged as the Company’s independent auditors. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s Consolidated Financial Statements in accordance with generally accepted auditing standards and for issuing a report thereon. The audit committee’s responsibility is to oversee these processes.

In this context, the audit committee has met and held discussions with management and the independent auditors. Management represented to the audit committee that the Company’s 2003 Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the Consolidated Financial Statements with management and the independent accountants. The audit committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with the Audit Committees.”

The Company’s independent auditors also provided to the audit committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the audit committee discussed with the independent auditors, KPMG LLP, the firm’s independence. The audit committee also considered the compatibility of the provision of non-audit services by KPMG LLP with the maintenance of KPMG LLP’s independence.

Based upon the audit committee’s discussions with management and the independent auditors, the audit committee’s review of the representation of management and the report of the independent auditors to the audit committee, the audit committee recommended that the Board include the audited Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission.

This report is submitted by the audit committee on February 12, 2004.

Stephen T. Zarrilli Ian J. Berg

SHARE OWNERSHIP OF OUR DIRECTORS, OFFICERS AND 5% BENEFICIAL OWNERS

The following table shows as of April 4, 2004, the amount and percentage of the Company’s outstanding common stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of its outstanding common stock.

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding Common Stock

HJM Holdings, LLC (1) 200 Welsh Road Horsham, PA 19044	15,313,500	53.0%

NewSpring Ventures, L.P. (1) 100 West Elm Street, Suite 101 Conshohocken, PA 19428	15,313,500	53.0%

Stephen J. Clearman (2) Kinderhook Partners, LP Kinderhook GP, LLC 1 Executive Drive, Suite 160 Fort Lee, NJ 07024	1,956,600	6.8%

(1)	Information based upon Schedule 13D filings, dated December 20, 2002, with the Securities and Exchange Commission (the “Commission”) by each person. Under the rules of the Commission, a person is deemed to be the beneficial owner of securities if such person has or shares “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. The shares set forth above consist of 10,522,092 shares (40.1% of outstanding shares) held by HJM Holdings, LLC and 4,791,408 shares (18.3% of outstanding shares) held by NewSpring Ventures. HJM Holdings and NewSpring Ventures have entered into a Stockholders’ Agreement, dated December 20, 2002, that, among other things, governs the voting of the Company’s common stock beneficially owned by each of them. NewSpring Ventures disclaims beneficial ownership of all shares held by HJM Holdings, and HJM Holdings disclaims beneficial ownership of all shares held by NewSpring Ventures.

(2)	Information based upon Schedule 13D filings, dated September 30, 2003, with the Commission by the entities listed. Under the rules of the Commission, a person is deemed to be the beneficial owner of securities if such person has or shares “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities.

The following table shows as of April 5, 2004, the amount and percentage of the Company’s outstanding common stock beneficially owned (unless otherwise indicated) by each of the Company’s (i) directors and nominees for director, (ii) executive officers named in the Compensation Table and (iii) directors, nominees for director and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Shares Acquirable Within 60 Days (2)	Percent of Outstanding Common Stock
Ian J. Berg (3) (4)	470,170		50,000	1.8%
Michael A. DiPiano (5)	4,791,408		50,000	16.7
Michael J. Hagan (4)	2,593,715		—	9.0
George Jankovic (4)	762,784		—	2.6
Warren V. Musser (4)	485,426	(6)	50,000	1.9
Brian P. Tierney (4)	126,918		50,000	*
Stephen T. Zarrilli	12,500		—	*
James D. Brown	96,000		439,333	1.8
Brendon Perero	—		336,667	1.2
All directors, nominees for directors and executive officers as a group (9 persons)	9,338,921	(7)	976,000	34.6

*	less than 1%.

(1)	Information supplied by officers, directors and nominees. Under the rules of the Commission, a person is deemed to be the beneficial owner of securities if such person has or shares “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed the beneficial owner of the same securities. The information set forth in the above table includes all shares of common stock of the Company over which the above-named persons individually or together share voting power or investment power.

(2)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at April 5, 2004, or within 60 days thereafter under the Company’s stock option plans.

(3)	The shares set forth as beneficially owned by Mr. Berg include 457,670 that are held through HJM Holdings, LLC by Eastern Technology Fund, LP, of which Mr. Berg is a managing director. Mr. Berg is also on the investment committee of NewSpring Ventures LP, but the shares listed as beneficially owned by Mr. Berg do not include any of NewSpring Ventures’ shares disclosed on the 5% Beneficial Ownership table and Mr. Berg disclaims any beneficial ownership of such shares.

(4)	Except for 12,500 shares that are owned directly by each of Messrs. Berg, Musser, and Tierney, the shares set forth as beneficially owned by Messrs. Berg, Hagan, Jankovic, Musser and Tierney represent their proportionate interest in the shares held by HJM Holdings, LLC and are included in the 5% Beneficial Ownership table above. See Note (1) above. According to a Schedule 13D dated December 20, 2002 filed with the Commission by Michael J. Hagan and HJM Holdings, LLC, Mr. Hagan is the President and a manager of HJM Holdings, LLC and Mr. Jankovic is the Treasurer and manager of HJM Holdings, LLC. Mr. Hagan and Mr. Jankovic may be deemed to own beneficially all shares held by HJM Holdings, LLC, in which case he would be deemed to beneficially own 10,522,092 shares (40.1% of outstanding shares); however, each of them disclaims beneficial ownership of all shares other than his proportionate interest in HJM Holdings.

(5)	The shares set forth as beneficially owned by Mr. DiPiano are all held by NewSpring Ventures and included in the 5% Beneficial Ownership table above. See Note (1) above. According to a Schedule 13D dated December 20, 2002 filed with the Commission by NewSpring Ventures, LLC, Mr. DiPiano is the managing director of NewSpring Ventures and the President of Progress Capital II, Inc. the general partner of the general partner of NewSpring Ventures, L.P., and therefore may be deemed to own such shares beneficially. Mr. DiPiano disclaims beneficial ownership of these shares.

(6)	Includes 305,114 shares held by HJM Holdings, LLC, which are owned by the Musser Foundation and 167,812 shares held by Mr. Musser’s spouse, as to which shares Mr. Musser disclaims beneficial ownership.

(7)	Includes a total of 472,926 shares held by members of the immediate families of and charities controlled by such persons, as to which shares such persons disclaim beneficial ownership.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information concerning total compensation paid during the 2001, 2002 and 2003 fiscal years to the person who was the Company’s Chief Executive Officer in 2003 and those of its executive officers which received more than $100,000 in total salary and bonus during 2003. No other executive officer of the Company received more than $100,000 in total salary and bonus during 2003. The Company provided no other annual compensation or payouts pursuant to long-term incentive plans (“LTIPs”) to the listed employees in the period from 2001 to 2003.

Name and Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation Awards Securities Underlying Options (#)	All Other Compensation(1)
		Salary ($)	Bonus ($)
Michael J. Hagan Chairman and Chief Executive Officer	2003	170,045	—	524,000	—

George Jankovic President and Chief Operating Officer	2003	225,041	—	1,050,000	6,923

James D. Brown Chief Financial Officer, Treasurer and Secretary	2003 2002 2001	139,790 135,250 130,060	11,000 10,000 —	50,000 — 250,000	6,026 4,058 3,900

Brendon Perero Chief Information Officer	2003 2002 2001	128,994 124,846 120,036	— 10,000 —	20,000 — 180,000	5,156 3,745 3,600

Unless otherwise indicated, the amounts in this column consist of matching contributions made by the Company under its qualified tax deferred defined contribution retirement plan.

Compensation of Directors

Directors who are officers of the Company do not receive any additional compensation for their services as directors. Non-employee directors participate in the Directors Plan. In March 2003, the Company granted each of the non-employee directors a stock option for 50,000 shares of the Company’s common stock. The exercise price for all non-employee director options was 100% of the fair market value of the shares on the grant date. The options granted in March 2003 had an exercise price of $0.73, were fully vested on the grant date and expire 10 years from the date of grant. Shares purchased upon the exercise of these options can not be sold until after one year from the initial option grant. For 2004, each non-employee director received as compensation a grant of 12,500 shares of the Company’s common stock. The shares are fully vested and carry a restriction on sale extending one year from the date the compensation was approved, which was December 29, 2003. The shares had a fair market of $1.69 per share on December 29, 2003.

During 2003, directors who are members of the audit committee were paid cash compensation of $750 per fiscal quarter. Starting in 2004, directors who are members of the audit committee will receive cash compensation of $500 per meeting, and the Chairman of the committee will receive additional cash compensation of $2,000 per year. The Company reimburses directors for expenses they incur in attending meetings.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows all options to acquire shares of the Company’s common stock granted during 2003 to the named executive officers:

Stock Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date	Grant Date Present Value $ (2)

Michael J. Hagan	524,000	22.9%	$0.58	6/17/13	246,280

George Jankovic	1,050,000	45.8	0.58	6/16/13	493,500

James D. Brown	50,000	2.2	0.58	6/17/13	23,500

Brendon Perero	20,000	0.9	0.58	6/17/13	9,400

(1)	Each option has an exercise price per share equal to 100% of the estimated fair market value of our common stock on the grant date. Each option is exercisable in three equal cumulative installments commencing on the first, second and third anniversaries of the grant date, assuming that the option holder remains an employee of the Company. The Company has not granted any SARs.

(2)	The Black-Scholes model, a widely used and accepted formula for valuing traded stock options, was used to determine the grant date present value of the stock options. The Black-Scholes value used in this table is the same value used to report the expense associated with stock options in the Company’s audited financial statements in accordance with FAS 123. The following assumptions were used to calculate the Black-Scholes value: no dividend yield; expected stock price volatility of 104.1%; risk-free interest rate of 2.17% and expected life of 6.2 years. These are not projections, and therefore there is no guarantee that the Company’s assumptions will be the actual stock price volatility or the risk-free interest rate over the next ten years. There will be no gain to the named executives, however, if the per share market price of the Company’s common stock does not increase above the exercise price or declines.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to options held at December 31, 2003, by the named executive officers of the Company:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hagan	—	—	—	524,000	—	597,360
George Jankovic	—	—	—	1,050,000	—	1,197,000
James D. Brown	66,000	56,760	400,667	133,333	139,527	170,833
Brendon Perero	—	—	360,000	80,000	310,800	105,000

(1)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of the Company’s common stock on December 31, 2003 multiplied by the number of shares underlying the options. The closing price of the Company’s common stock on December 31, 2003, as reported on the NASDAQ OTC Bulletin Board, was $1.72 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Brian Haveson resigned as the President and Chief Executive Officer of the Company on December 20, 2002, and resigned from the Board on February 19, 2003. Mr. Haveson and the Company entered into a consulting agreement, dated December 20, 2002, with a two year consulting term. During the consulting term, Mr. Haveson will be available to provide the Company with advice concerning the business, operations and industry in which it operates, including assistance with the transition of management responsibilities. During the consulting term, the Company will pay Mr. Haveson $20,833.33 per month, and will either provide health care continuation for Mr. Haveson and his immediate family, or pay him an additional amount to pay for health care coverage. During 2003, the Company made cash payments to Mr. Haveson totaling $245,929 and made payments for health care coverage on his behalf of $4,071.

INDEPENDENT AUDITORS

The Company has engaged KPMG LLP, independent auditors, to audit its financial statements for the year ended December 31, 2003. The Company expects to engage KPMG LLP as its independent auditors for the year ending December 31, 2004, subject to review and approval by the audit committee. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from the Company’s stockholders.

STOCK PRICE PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total return since June 16, 2000 (the date the Company became listed on the NASDAQ National Market), for the Company’s common stock, the Russell 2000 Index and the Dow Jones Consumer Services Index (a published industry index), each of which assumes an initial value of $100 and reinvestment of dividends. The Company’s common stock traded on the NASDAQ National Market until May 24, 2001, and since then has traded on the OTC Bulletin Board under the ticker symbol THIN.OB.

Comparison of Cumulative Total Return Among NutriSystem, Inc.,

the Dow Jones Consumer Services Index and the Russell 2000 Index

	06/16/00	12/29/00	12/31/01	12/31/02	12/31/03
NutriSystem, Inc.	100	8	2	6	12
Dow Jones Consumer Services Index	100	52	82	67	109
Russell 2000 Index	100	94	95	74	108

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of Securities Exchange Act of 1934, as amended, requires that the Company’s officers and directors and persons who own more than 10% of the Company’s common stock file reports of their ownership with the Securities and Exchange Commission. Based solely on the Company’s review of the copies of such reports received by it, or written representations received from reporting persons, the Company believes that during 2003 all filing requirements applicable to these persons were met timely.

ANNUAL REPORT

A copy of the Company’s Annual Report for its fiscal year ended December 31, 2003, is being mailed to the Company’s stockholders with this Proxy Statement.

Appendix A

NutriSystem, Inc.

Audit Committee Charter

The Audit Committee of the board of directors of NutriSystem, Inc. shall consist of a minimum of two directors. Members of the committee shall be appointed by the board of directors upon the recommendation of the Nominating Committee and may be removed by the board of directors in its discretion. All members of the committee shall be independent directors under the guidelines of the Securities and Exchange Commission and the requirements of any exchange which lists the company’s stock. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a financial expert.

The purpose of the committee shall be to assist the board in its oversight of the integrity of the financial statements of the company, of the company’s compliance with legal and regulatory requirements, and of the independence and qualifications of the independent auditor.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.	To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or listing exchange requirements.

2.	To discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to the public.

3.	To select the independent auditor to examine the company’s accounts, controls and financial statements. The committee shall have the sole authority and responsibility to select, evaluate, compensate and oversee the work of any public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company (including resolution of disagreements between management and the auditor regarding financial reporting). The independent auditor and each such public accounting firm will report directly to the committee. The committee shall have the sole authority to approve all audit engagement fees and terms and the committee, or a member of the committee, must pre-approve any audit and non-audit service provided to the company by the company’s independent auditor.

4.	To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and the company’s risk assessment and risk management policies, including the company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

5.	To review the company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the company’s financial statements, including alternatives to, and the rationale for, the decisions made.

6.	To review, with the chief financial officer or such others as the committee deems appropriate, the company’s internal system of audit and financial controls and the results of internal audits.

7.	To review at least annually all relationships between the independent auditor and the company in order to assess auditor independence.

8.	To prepare and publish an annual committee report in the company’s proxy statement.

9.	To set policies for the hiring of employees or former employees of the company’s independent auditor.

10.	To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the company. In connection with these reviews, the committee will meet, as deemed appropriate, with company officers or employees and the company’s outside counsel. The committee shall meet separately at least quarterly with management and with the company’s independent auditors. The committee shall have authority to retain such outside counsel, experts and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms. The committee shall report its recommendations to the board after each committee meeting and shall conduct and present to the board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

11.	To establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters.

NutriSystem, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Michael J. Hagan and James D. Brown, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of NutriSystem, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 200 Welsh Road, Horsham, Pennsylvania 19044, on Wednesday, May 6, 2004 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof, as follows:

1.	ELECTION OF DIRECTORS.

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Michael J. Hagan, Michael A. DiPiano, Ian J. Berg, George Jankovic, Warren V. Musser, Stephen T. Zarrilli and Brian P. Tierney

2.	PROPOSAL TO AMEND THE DIRECTORS PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE EMPLOYEE PLAN AND APPROVE THE AMENDMENT AND RESTATEMENT OF THE EMPLOYEE THE PLAN

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	PROPOSAL TO AMEND THE EMPLOYEE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE EMPLOYEE PLAN AND APPROVE THE AMENDMENT AND RESTATEMENT OF THE EMPLOYEE PLAN

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In their discretion, the proxy holders, on behalf of and at the discretion of the Board of the Directors of the Company, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to SEC Rules, and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee.

This proxy should be dated, signed by the stockholder(s) and returned promptly to the Company in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

SIGNATURE

SIGNATURE

DATE: __________________, 2004